Exhibit 107.1

Calculation of Filing Fee Table

Form S-3
(Form Type)

Bed Bath & Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Other	6,884,548	$15.50	$106,710,494.00	$138.10 per $1,000,000	$14,736.72
	Total Offering Amounts					$106,710,494.00		$14,736.72
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$14,736.72

(1)	Consists of shares of Common Stock issuable upon the exercise of certain warrants to purchase shares of Common Stock issued as a dividend on October 7, 2025 (the “Warrants”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.

(2)	The initial effective exercise price of the Warrants of $15.50 per share is being used to calculate the registration fee in accordance with Rule 457(g) of the Securities Act.